                                                  Free Writing Prospectus
                                                  Filed Pursuant to Rule 433
                                                  Registration No. 333-120522-06

** BSCMS 2006-PWR12 ** $2.1Bln Fixed Rate CMBS** Classes Subject

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley Rating

Agencies: Moody's, S&P

Structure:

CL SIZE($MM) Moody's/S&P C/E A/L PX Talk Status

A1 68.1 Aaa/AAA 30.000% 2.99 S+5A

A2 49.0 Aaa/AAA 30.000% 4.83 S+14A

A3 150.5 Aaa/AAA 30.000% 6.60 S+25A

AAB 119.8 Aaa/AAA 30.000% 7.32 S+24A SUBJECT

A4 873.3 Aaa/AAA 30.000% 9.75 S+24A

A1A 194.7 Aaa/AAA 30.000% *** NOT OFFERED ***

AM 207.9 Aaa/AAA 20.000% 9.89 S+27A

AJ 161.1 Aaa/AAA 12.250% 9.94 S+31A SUBJECT

*B 44.2 Aa2/AA 10.125% 9.97 S+33A SUBJECT

*C 18.2 Aa3/AA- 9.250% 9.97 S+35A SUBJECT

*D 33.8 A2/A 7.625% 9.97 S+41A SUBJECT

*E 20.8 A3/A- 6.625% 9.97 S+49A SUBJECT

*F 26.0 Baa1/BBB+ 5.375% 9.97 S+60-65

*G 20.8 Baa2/BBB 4.375% 9.97 S+70-75

*H 26.0 Baa3/BBB- 3.125% 9.97 S+105-110 SUBJECT

*X 2,079.0** Aaa/AAA

* Subject to rule 144A

** Notional Amount

Expected Timing:

- Termsheet & Appendix: Delivered

- Electronic Reds: Delivered

- Hardcopy Reds: Delivered

- Launch & Price: Week of June 5

- Settlement: Wednesday, June 21

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1)  these materials not constituting an offer (or a solicitation of an offer),

(2)  no representation that these materials are accurate or complete and may not be updated, or

(3)  these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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For informational purposes only; not Bear Stearns (BSC) research product; not a recommendation, offer or solicitation of any security. BSC may have underwritten, have positions, effect trades or make markets in the securities.
Data is as of this date; no obligation to update.

Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all; contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible
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Copyright Bear, Stearns & Co. Inc.

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Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.

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